Exhibit (q)(9)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Garrett Thornburg, Brian J. McMahon, Leon Sandersfeld, Leigh Moiola, Sasha Wilcoxon, Charles W.N. Thompson, Jr., and Daniel H. April, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940 for Thornburg Investment Trust with respect to any or all series thereof, and any and all pre- and post-effective amendments to any such Registration Statements, and to file the same with the Securities and Exchange Commission and the various state regulatory agencies, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue thereof.

DATED: January 29, 2013

/s/ Jason Brady
Jason Brady